UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 18, 2014

American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (213) 488-0226
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

In connection with the suspension of Dov Charney as Chief Executive Officer of American Apparel, Inc. (the “Company”) described under Item 5.02 below, the Company may be deemed to have triggered an event of default under the Credit Agreement, dated as of May 22, 2013, among the Company and Lion/Hollywood L.L.C. (the “Lion Facility”). Under the terms of the Lion Facility, in the event that Mr. Charney ceases to be the Company’s Chief Executive Officer, an event of default occurs and the lenders may declare outstanding obligations to be immediately due and payable. An event of default under the Lion Facility would also trigger an event of default under the Credit Agreement, dated as of April 4, 2013, among the Company and Capital One Business Credit Corp. (the “Capital One Facility”). We are in the process of notifying Lion and Capital One of Mr. Charney’s suspension and are seeking a waiver of such event of default. There can be no assurance that that the requested relief will be granted on terms acceptable to us or at all. Unless we are able to secure a waiver, the lenders under the Lion Facility and the Capital One Facility are entitled to, among other things, accelerate the outstanding amounts under the facility. Any such acceleration under our credit facilities would have a material adverse effect on our liquidity, financial condition and results of operations, and could cause us to become bankrupt or insolvent.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On June 18, 2014, the Board of Directors of the Company notified Dov Charney, the Company’s President and Chief Executive Officer, of the Board’s intent to terminate his employment for cause under Mr. Charney’s employment agreement. The termination will be effective following a 30-day cure period required under the terms of Mr. Charney’s employment agreement. Effective immediately, the Board suspended Mr. Charney pending the expiration of such cure period. In accordance with the terms of his employment agreement, the Board intends to request Mr. Charney’s resignation from the Board of Directors concurrently with the effective time of his termination of employment.

The Board also removed Mr. Charney as Chairman of the Board of Directors, effective immediately, and appointed Allen Mayer and David Danziger as Co-Chairmen of the Board.

(c)    Following the suspension of Mr. Charney, the Board appointed John J. Luttrell as Interim Chief Executive Officer of the Company. Mr. Luttrell will lead the Company while the Company conducts a search for a new President and Chief Executive Officer. Mr. Luttrell continues to serve as the Company’s Executive Vice President and Chief Financial Officer, positions he has held since February 2011. Mr. Luttrell has over 14 years of experience in the retail industry. Prior to joining the Company, Mr. Luttrell was a partner at CFOs 2 Go Partners, a management consulting firm, since 2009. From 2007 to 2008, Mr. Luttrell served as Executive Vice President and Chief Financial Officer of Old Navy, Inc. Mr. Luttrell also served as Executive Vice President and Chief Financial Officer of The Wet Seal, Inc. from 2005 to 2007. Mr. Luttrell also worked at Cost Plus, Inc., where he served as Executive Vice President and Chief Financial Officer from 2004 to 2005, Senior Vice President and Chief Financial Officer from 2001 to 2004, and Vice President and Controller from 2000 to 2001. Mr. Luttrell is a graduate of Purdue University, where he received a Bachelor of Science degree in General Management and Accounting.

As additional compensation for his services as Interim Chief Executive Officer, Mr. Luttrell’s monthly base salary will be increased from $36,750 to $62,500 for as long as he serves as Interim Chief Executive

Officer, with a guarantee of such salary level for a period of six months. In addition, he received a vested stock grant of 350,000 shares of the Company’s common stock at the time of his appointment as Interim Chief Executive Officer.

Item 7.01    Regulation FD Disclosure.

A news release announcing the suspension of Mr. Charney and the appointment of Mr. Luttrell as Interim Chief Executive Officer was issued on June 18, 2014. The full text of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information or exhibit be deemed incorporated by reference in any filing under the Securities Act except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits

99.1 Press Release dated June 18, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Apparel, Inc.
(Registrant)

Date: June 19, 2014	By:	/s/ John J. Luttrell
John J. Luttrell Chief Financial Officer

EXHIBIT INDEX

Exhibit            Description

99.1	Press Release dated June 18, 2014